Exhibit 10.18

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is made and entered into as of this 10th day of April, 2020, by and between Leap Therapeutics, Inc., a Delaware corporation (the “Company”), and Cynthia Sirard (hereinafter, the “Executive”).

WITNESSETH:

WHEREAS, the Company currently employs the Executive as the Vice President, Clinical Research and Development, of the Company.

WHEREAS, the Company desires to promote and continue to employ the Executive as the Chief Medical Officer of the Company effective as of April 1, 2020 (the “Effective Date”), and the Executive desires to continue to be employed by the Company as the Chief Medical Officer of the Company effective as of the Effective Date, on the terms herein described.

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and the Executive hereby agree as follows:

1.	Definitions. When used in this Agreement, the following terms shall have the following meanings:

(a)	“Accrued Obligations” means:

(i)            all accrued but unpaid Base Salary through the end of the Term of Employment;

(ii)           any unpaid or unreimbursed expenses incurred in accordance with Company policy, including amounts due under Section 5(a) hereof, to the extent incurred during the Term of Employment;

(iii)          any accrued but unpaid benefits provided under the Company’s employee benefit plans, subject to and in accordance with the terms of those plans;

(iv)          any earned and unpaid Bonus in respect to any completed fiscal year that has ended on or prior to the end of the Term of Employment;

(v)           any accrued but unpaid rights to indemnification by virtue of the Executive’s position as an officer or director of the Company or its subsidiaries and the benefits under any directors’ and officers’ liability insurance policy maintained by the Company, in accordance with its terms thereof; and

(vi)          any accrued but unused vacation pay.

(b)            “Base Salary” means the salary amount provided for in Section 4(a) hereof or any increase thereto as salary granted to Executive pursuant to Section 4(a) hereof.

(c)            “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 promulgated under the Exchange Act.

(d)            “Board” means the Board of Directors of the Company.

(e)            “Bonus” means any bonus earned and payable to the Executive pursuant to Section 4(b) hereof.

(f)           “Cause” means the occurrence of any of the following: (i) a conviction of the Executive, or a plea of nolo contendere, to a felony (other than a felony related to the operation of a motor vehicle); or (ii) willful misconduct or gross negligence by the Executive resulting, in either case, in material harm to the Company or any Related Entities; or (iii) a willful failure by the Executive to carry out the reasonable and lawful directions of the Board and failure by the Executive to remedy such willful failure within thirty (30) days after receipt of written notice of same from the Board; or (iv) fraud, embezzlement, theft or dishonesty of a material nature by the Executive, or a willful material violation by the Executive of a written policy or procedure of the Company or any Related Entity, resulting, in any case, in material harm to the Company or any Related Entity; (v) any action or omission by the Executive resulting in the loss or suspension of Executive’s license to practice medicine; (vi) the exclusion, suspension or debarment of Executive from participation in a federal health care program or before the United States Food and Drug Administration or other similar regulatory authority or the existence of any pending debarment or similar proceedings against Executive; or (vii) a material breach by the Executive of this Agreement, and failure by the Executive to remedy the material breach within thirty (30) days after receipt of written notice of same, by the Board. For clarity, the inability of Executive to perform any or all of her duties, responsibilities or obligations under this Agreement on account of Executive’s death or disability shall not be deemed or treated as a material breach of this Agreement by the Executive and shall not constitute Cause for any purpose of this Agreement.

(g)            “Change in Control” means:

(i)            The acquisition by any Person of Beneficial Ownership of at least twenty percent (20%) of either (A) the value of the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”) (the foregoing Beneficial Ownership hereinafter being referred to as a “Controlling Interest”); provided, however, that for purposes of this definition, the following acquisitions shall not constitute or result in a Change in Control: (v) any acquisition directly from the Company; (w) any acquisition by the Company; (x) any acquisition by any person that owns, or by any person that collectively with such person’s affiliates own, Beneficial Ownership of a Controlling Interest on the Effective Date; (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company; or (z) any acquisition by any corporation or other Person pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (ii) below; or

(ii)            Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock or equity interests of another entity by the Company or any of its subsidiaries (each a “Business Combination”), in each case, unless, immediately following such Business Combination, (A) all or substantially all of the Persons who were the Beneficial Owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or equivalent persons) of the corporation or other Person resulting from such Business Combination (including, without limitation, a corporation or other Person which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation or other Person is referred to herein as the “Acquiring Person”) in substantially the same proportions as their beneficial ownership, immediately prior to such Business Combination, of the combined voting power of the Outstanding Company Voting Securities, and (B) at least a majority of the members of the Board of Directors or equivalent body of the corporation or other Person resulting from such Business Combination were members of the incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iii)           approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(h)            “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time.

(i)            “Code” means the Internal Revenue Code of 1986, as amended.

(j)            “Date of Termination” means the earliest of: (i) immediately after the Company gives notice to Executive of Executive’s termination, with or without Cause, unless the Company specifies a later date, in which case, termination shall be effective as of such later date; (ii) immediately upon the Executive’s death; (iii) thirty (30) days after the Company gives notice to Executive of Executive’s termination on account of Executive’s Disability, unless the Company specifies a later date, in which case, termination shall be effective as of such later date, provided, that Executive has not returned to the full time performance of Executive’s duties prior to such date; or (iv) thirty (30) days after the Executive gives written notice to the Company of Executive’s resignation with or without Good Reason. Executive will receive compensation through any required notice period. In the event notice of a termination under subsections (i), (iii) and (iv) is given orally, at the other party’s request, the party giving notice must provide written confirmation of such notice within five business days of the request in compliance with the requirement of Section 14 below. In the event of a termination for Cause or Good Reason written confirmation shall specify the subsection(s) of the definition of Cause or Good Reason relied on to support the decision to terminate but shall not include further explanation.

(k)            “Disability” means the Executive’s inability, or failure, to perform the essential functions of her position, with or without reasonable accommodation, for any period of ninety (90) consecutive days, or (ii) for one-hundred and eighty (180) days in the aggregate during any twelve (12) month period or based on the written certification by two licensed physicians of the likely continuation of such condition for either such period. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law.

(l)            “Equity Awards” means any stock options, restricted stock, restricted stock units, stock appreciation rights, phantom stock or other equity based awards granted by the Company to the Executive.

(m)            “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n)            “Excise Tax” means any excise tax imposed by Section 4999 of the Code, together with any interest and penalties imposed with respect thereto, or any interest or penalties that are incurred by the Executive with respect to any such excise tax.

(o)          “Good Reason” means the occurrence of any of the following: (i) a material diminution in the Executive’s Base Salary; or (ii) the Company’s or Related Entity’s requiring the Executive to be based at any office or location outside of fifty (50) miles from Cambridge, Massachusetts, except for travel reasonably required in the performance of the Executive’s responsibilities; or (iii) any other action or inaction that constitutes a material breach by the Company of this Agreement. For purposes of this Agreement, Good Reason shall not be deemed to exist unless the Executive’s termination of employment for Good Reason occurs within one hundred eighty days following the initial existence of one of the conditions specified in clauses (i) through (v) above, the Executive provides the Company with written notice of the existence of such condition within ninety (90) days after the initial existence of the condition, and the Company fails to remedy the condition within thirty (30) days after its receipt of such notice.

(p)            “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof.

(q)            “Related Entity” means any Person controlling, controlled by or under common control with the Company or any of its subsidiaries. For this purpose, the terms “controlling,” “controlled by” and “under common control with” mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including (without limitation) the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

(r)            “Severance Amount” shall mean an amount equal to one-half (1/2) of the Executive’s annualized Base Salary, as in effect immediately prior to the Termination Date.

(s)            “Target Bonus” has the meaning described in Section 4(b).

(t)            “Term of Employment” means the period during which the Executive shall be employed by the Company pursuant to the terms of this Agreement, which period shall begin effective as of the Effective Date and continue until terminated in accordance with Section 6 hereof.

(u)            “Termination Date” means the date on which the Term of Employment ends.

2.             Employment. The Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue to serve the Company, during the Term of Employment on the terms and conditions set forth herein.

3.             Duties of Executive.

(a)            Position and Position Duties. During the Term of Employment, the Executive shall be employed and serve as the Chief Medical Officer of the Company, and shall have such duties typically associated with such title.

(b)           Duties in General. The Executive shall faithfully and diligently perform all services as may be assigned to her by the Board, and shall exercise such power and authority as may from time to time be delegated to her by the Board. The Executive shall devote time, attention and efforts to the performance of her duties under this Agreement, render such services to the best of her ability, and use her reasonable best efforts to promote the interests of the Company. The Executive shall not engage in any other business or occupation during the Term of Employment that (i) conflicts with the interests of the Company or its subsidiaries, (ii) interferes with the proper and efficient performance of her duties for the Company, or (iii) interferes with the exercise of her judgment in the Company’s best interests.

(c)            Company Policies and Procedures. The employment relationship between the parties also shall be subject to the Company’s personnel and compliance policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion. The Company reserves the right to change, alter, or terminate any such policy or procedure in its sole discretion. Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

4.             Compensation.

(a)            Base Salary. The Executive shall receive a Base Salary at the annualized rate of $405,719 during the Term of Employment, with such Base Salary payable in installments consistent with the Company’s normal payroll schedule, subject to applicable withholding and other taxes. The Base Salary shall be reviewed, at least annually, for merit increases and may, by action and in the discretion of the Board, be increased at any time or from time to time, but may not be decreased from the then current Base Salary.

(b)            Bonuses. During the Term of Employment, the Executive shall participate in the Company’s annual incentive compensation plan, program and/or arrangements applicable to senior-level executives, as established and modified from time to time by the Compensation Committee of the Board (for the avoidance of doubt, for any period during which there is not a Compensation Committee, all matters under this Agreement shall be addressed by the Board) in its sole discretion. During the Term of Employment, the Executive shall have a target bonus opportunity under such plan or program equal to 35% of her current Base Salary (the “Target Bonus”), based on satisfaction of performance criteria to be established by the Compensation Committee of the Board within the first three months of each fiscal year that begins during the Term of Employment. Payment of annual incentive compensation awards shall be made in the same manner and at the same time that other senior-level executives receive their annual incentive compensation awards and, except as otherwise provided herein, will be subject to the Executive’s continued employment through the applicable payment date.

(c)           Equity Awards. Any and all existing Equity Awards that the Executive has or holds in the Company will be treated consistent with the terms of the applicable plans and agreements under which such Equity Awards have been granted. The Executive may be granted additional Equity Awards from time to time in accordance with the Company’s normal business practice and in the sole discretion of the Compensation Committee of the Board. The terms of any future Equity Awards granted to the Executive will be consistent with any plan under which such Equity Awards are granted and the terms of the applicable agreement for such Equity Awards. Notwithstanding the foregoing, any and all outstanding unvested Equity Awards shall automatically become fully vested and exercisable on an accelerated basis immediately prior to any Change of Control that is consummated at any time after the Effective Date.

5.             Expense Reimbursement and Other Benefits.

(a)            Reimbursement of Expenses. Upon the submission of proper substantiation by the Executive, and subject to such rules and guidelines as the Company may from time to time adopt with respect to the reimbursement of expenses of executive personnel, the Company shall reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive during the Term of Employment in the course of and pursuant to the business of the Company. The Executive shall account to the Company in writing for all expenses for which reimbursement is sought and shall supply to the Company copies of all relevant invoices, receipts or other evidence reasonably requested by the Company.

(b)            Compensation/Benefit Programs. During the Term of Employment, the Executive shall be entitled to participate in all benefit plans on the same basis as similarly situated executives in the Company’s benefit plans in effect from time to time during Executive’s employment. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan.

(c)            Working Facilities. During the Term of Employment, the Company shall furnish the Executive with an office, administrative help, and such other facilities and services suitable to her position and adequate for the performance of her duties hereunder. The Executive’s principal place of employment (subject to reasonable travel) shall be Cambridge, Massachusetts.

(d)            Vacation. The Executive shall be entitled to paid vacation each calendar year during the Term of Employment pursuant to the policies of the Company applicable to Executives, to be taken at such times as the Executive and the Company shall mutually determine and provided that no vacation time shall significantly interfere with the duties required to be rendered by the Executive hereunder.

6.             Termination.

(a)           General. The Term of Employment shall terminate upon the earliest to occur of (i) the Executive’s death, (ii) a termination by the Company by reason of the Executive’s Disability, (iii) a termination by the Company with or without Cause, or (iv) a termination by Executive with or without Good Reason. Upon any termination of Executive’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Executive, the Executive shall resign from any and all directorships, committee memberships or any other positions Executive holds with the Company or any of its Related Entities.

(b)           Termination By Company for Cause. In the event the Executive is terminated by the Company for Cause, the Company’s obligation to make payments under this Agreement shall cease upon the Date of Termination, except that the Company shall pay Executive any Base Salary earned but unpaid prior to termination, all accrued but unused vacation and any business expenses that were incurred but not reimbursed as of the Date of Termination. Vesting of any unvested stock options and/or other equity securities shall cease on the Date of Termination, unless otherwise provided in any plan, instrument or agreement to which such unvested stock options and/or other equity securities may be subject.

(c)            Disability. The Company shall have the option, in accordance with applicable law, to terminate the Term of Employment upon written notice to the Executive, at any time during which the Executive is suffering from a Disability. In the event that the Term of Employment is terminated due to the Executive’s Disability, the Executive shall be entitled to (i) the Accrued Obligations, payable as and when those amounts would have been paid had the Term of Employment not ended, and (ii) any insurance benefits to which she and her beneficiaries are entitled as a result of her Disability. Vesting of any unvested stock options and/or other equity securities shall cease on the Date of Termination, unless otherwise provided in any plan, instrument or agreement to which such unvested stock options and/or other equity securities may be subject.

(d)            Death. In the event that the Term of Employment is terminated due to the Executive’s death, the Executive’s estate shall be entitled to (i) the Accrued Obligations, payable as and when those amounts would have been paid had the Term of Employment not ended, and (ii) any insurance benefits to which she and her beneficiaries are entitled as a result of her death. Vesting of any unvested stock options and/or other equity securities shall cease on the Date of Termination, unless otherwise provided in any plan, instrument or agreement to which such unvested stock options and/or other equity securities may be subject.

(e)           Termination Without Cause or Resignation With Good Reason. The Company may terminate the Term of Employment without Cause, and the Executive may terminate the Term of Employment for Good Reason, at any time upon written notice, and upon compliance with Section 6(g) below. If the Term of Employment is terminated by the Company without Cause (other than due to the Executive’s death or Disability) or by the Executive for Good Reason, the Executive shall be entitled to the following:

(i)            The Accrued Obligations, payable as and when those amounts would have been paid had the Term of Employment not ended;

(ii)            The Severance Amount, payable in equal installments consistent with the Company’s normal payroll schedule over the six (6)-month period beginning with the first regularly scheduled payroll date that occurs more than thirty (30) days following the Termination Date; and

(iii)           Provided that the Executive timely elects continued coverage under COBRA, the Company will reimburse the Executive for the monthly COBRA cost of continued health and dental coverage of the Executive and her qualified beneficiaries paid by the Executive under the health and dental plans of the Company, less the amount that the Executive would be required to contribute for health and dental coverage if the Executive were an active employee of the Company, for six (6) months (or, if less, for the duration that such COBRA coverage is available to Executive), payable in equal installments consistent with the Company’s normal payroll schedule over the six (6)-month period beginning with the first regularly scheduled payroll date that occurs more than thirty (30) days following the Termination Date.

(f)            Termination by Executive Without Good Reason. The Executive may terminate her employment without Good Reason at any time by providing the Company 30 days’ written notice of such termination. In the event of a termination of employment by the Executive under this Section 6(f), the Executive shall be entitled only to the Accrued Obligations payable as and when those amounts would have been payable had the Term of Employment not ended. In the event of termination of the Executive’s employment under this Section 6(f), the Company may, in its sole and absolute discretion, by written notice, accelerate the Date of Termination and still have it treated as a termination without Good Reason.

(g)           Release. All rights, payments and benefits due to the Executive under this Article 6 (other than the Accrued Obligations) shall be conditioned on the Executive’s execution of a general release of claims against the Company and its affiliates substantially in the form attached hereto as Exhibit A within 60 days of the Date of Termination (the “Release”) and on that Release becoming irrevocable within sixty (60) days following the Termination Date.

(h)            Section 280G Certain Reductions of Payments by the Company.

(i)            In the event that a Change in Control occurs at any time during the Term of Employment, and the severance and other benefits provided for in this Agreement or otherwise payable to Executive (a) constitute “parachute payments” within the meaning of Section 280G of the Code and (b) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance and other benefits constituting parachute payments will be either:

(1)            delivered in full, or

(2)            delivered as to such lesser extent which would result in no portion of such severance and other benefits being subject to the excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by Executive, on an after-tax basis, of the greatest amount of severance and other benefits, notwithstanding that all or some portion of such severance and other benefits may be taxable under Section 4999 of the Code.  If a reduction in the severance and other benefits constituting “parachute payments” is necessary so that no portion of such severance and other benefits is subject to the excise tax under Section 4999 of the Code, the reduction shall occur in the following order:  (a) reduction of the cash severance payments; (b) cancellation of accelerated vesting of equity awards; and (c) reduction of continued employee benefits.  In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Executive’s equity awards.

(ii)           A nationally recognized certified professional services firm selected by the Company, the Company’s legal counsel or such other person or entity to which the parties mutually agree (the “Firm”) shall perform the foregoing calculations related to the Excise Tax.  The Company shall bear all expenses with respect to the determinations by the Firm required to be made hereunder.  For purposes of making the calculations required by this Section 6(h), the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section 6(h).  The Firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within 15 calendar days after the date on which Executive’s right to the severance benefits or other payments is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive.  Any good faith determinations of the Firm made hereunder shall be final, binding, and conclusive upon the Company and Executive.

(i)            Cooperation. Following the Term of Employment, the Executive shall give her assistance and cooperation willingly, upon reasonable advance notice with due consideration for her other business or personal commitments, in any matter relating to her position with the Company, or her expertise or experience as the Company may reasonably request, including her attendance and truthful testimony where deemed appropriate by the Company, with respect to any investigation or the Company’s defense or prosecution of any existing or future claims or litigations or other proceedings relating to matters in which she was involved or potentially had knowledge by virtue of her employment with the Company. In no event shall her cooperation materially interfere with her services for a subsequent employer or other similar service recipient. To the extent permitted by law, the Company agrees that (i) it shall promptly reimburse the Executive for her reasonable and documented expenses in connection with her rendering assistance and/or cooperation under this Section 6(i) upon her presentation of documentation for such expenses and (ii) the Executive shall be reasonably compensated for any continued material services as required under this Section 6(i).

(j)            Return of Company Property. Following the Termination Date, the Executive or her personal representative shall immediately return all Company property in her possession, including but not limited to all computer equipment (hardware and software), telephones, facsimile machines, tablets and other communication devices, credit cards, office keys, security access cards, badges, identification cards and all copies (including drafts) of any documentation or information (however stored) relating to the business of the Company, its customers and clients or its prospective customers and clients (provided that the Executive may retain a copy of the addresses contained in her rolodex, smartphone or similar device or the Company and, at the Executive’s request, the Company shall provide a thumb drive of her contacts).

(k)            Compliance with Section 409A.

(i)            General. It is the intention of both the Company and the Executive that the benefits and rights to which the Executive could be entitled pursuant to this Agreement comply with Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention.

(ii)             Distributions on Account of Separation from Service. If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of the Executive’s employment shall be made unless and until the Executive incurs a “separation from service” within the meaning of Section 409A.

(iii)            Six Month Delay for Specified Employees. If the Executive is a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code), then no payment or benefit that is payable on account of the Executive’s “separation from service”, as that term is defined for purposes of Section 409A, shall be made before the date that is six (6) months after the Executive’s “separation from service” (or, if earlier, the date of the Executive’s death) if and to the extent that such payment or benefit constitutes deferred compensation (or may be nonqualified deferred compensation) under Section 409A and such deferral is required to comply with the requirements of Section 409A. Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

(iv)            Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which the Executive is entitled under this Agreement shall be treated as a separate payment. In addition, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(v)            Taxable Reimbursements and In-Kind Benefits.

(A)           Any reimbursements by the Company to the Executive of any eligible expenses under this Agreement that are not excludable from the Executive’s income for Federal income tax purposes (the “Taxable Reimbursements”) shall be made by no later than the last day of the taxable year of the Executive following the year in which the expense was incurred.

(B)            The amount of any Taxable Reimbursements, and the value of any in-kind benefits to be provided to the Executive, during any taxable year of the Executive shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of the Executive.

(C)            The right to Taxable Reimbursement, or in-kind benefits, shall not be subject to liquidation or exchange for another benefit.

(vi)            Company Discretion. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that the payment of the COBRA premiums under Section 6(e)(iv) above would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, the Company may instead pay Executive, fully taxable cash payments equal to and paid at the same time as the COBRA premiums that otherwise would have been paid, subject to applicable tax withholdings. In the event the COBRA premium reimbursement is made on an after-tax basis, the Company will provide a tax gross-up to the Executive equal to the amount of taxes withheld on the COBRA premium reimbursement with such amount to be paid at the same time of the COBRA premium reimbursement. To receive the payments under Section 6(e)(ii) above, Executive’s termination or resignation must constitute a “separation from service” within the meaning of Section 409A, and Executive must execute and allow the Release to become effective within sixty (60) days of Executive’s termination or resignation. Such payments shall not be paid prior to the sixtieth (60th) day following Executive’s termination or resignation, rather, subject to the aforementioned conditions, on the sixtieth (60th) day following Executive’s termination or resignation, the Company will pay Executive such payments in a lump sum that Executive would have received on or prior to such date under the original schedule, with the balance of such payments being paid as originally scheduled.

(vii)            Timing of Payment and Execution of Release. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the execution of the Release, directly or indirectly, result in the Executive designating the calendar year of a payment, and if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year to the extent required under Section 409A. In no event may the Executive, directly or indirectly, designate the calendar year of a payment.

(viii)            No Guaranty of 409A Compliance. Notwithstanding the foregoing, the Company does not make any representation to the Executive that the payments or benefits provided under this Agreement are exempt from, or satisfy, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless the Executive or any beneficiary of the Executive for any tax, additional tax, interest or penalties that the Executive or any beneficiary of the Executive may incur in the event that any provision of this Agreement, or any amendment or modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A.

7.           Proprietary Information, Invention, Non-Competition, and Non-Solicitation. The Executive and the Company have previously entered into that certain Employee Proprietary Information, Invention, Non-Competition and Non-Solicitation Agreement, dated as of December 10, 2015, between the Company and the Executive (the “Confidentiality Agreement”), and the terms and provisions of the Confidentiality Agreement shall be incorporated into this Agreement by reference for all purposes.

8.            Representations and Warranties of Executive. The Executive represents and warrants to the Company that:

(a)            The Executive’s employment has not conflicted with or resulted in, and will not conflict with or result in, her breach of any agreement to which she is a party or otherwise may be bound;

(b)            The Executive has not violated, and in connection with her employment with the Company will not violate, any non-solicitation, non-competition or other similar covenant or agreement of a prior employer by which she is or may be bound; and

(c)             In connection with Executive’s employment with the Company, she has not used, and will not use, any confidential or proprietary information that she may have obtained in connection with employment with any prior employer.

9.            Taxes. All payments or transfers of property made by the Company to the Executive or her estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

10.             Assignment. The Company shall have the right to assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said corporation or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

11.            Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the Commonwealth of Massachusetts, without regard to principles of conflict of laws.

12.            Jurisdiction and Venue. The parties acknowledge that a substantial portion of the negotiations, anticipated performance and execution of this Agreement occurred or shall occur in Cambridge, Massachusetts, and that, therefore, without limiting the jurisdiction or venue of any other federal or state courts, each of the parties irrevocably and unconditionally (i) agrees that any suit, action or legal proceeding arising out of or relating to this Agreement which is expressly permitted by the terms of this Agreement to be brought in a court of law, may be brought in the courts of record of the Commonwealth of Massachusetts (Middlesex or Suffolk Counties) or the court of the United States, District of Massachusetts; (ii) consents to the jurisdiction of each such court in any such suit, action or proceeding; (iii) waives any objection which it or she may have to the laying of venue of any such suit, action or proceeding in any of such courts; and (iv) agrees that service of any court papers may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws or court rules in such courts.

13.            Entire Agreement; Termination of Other Employment Agreement; Amendment. This Agreement, together with the exhibit attached hereto, constitutes the entire agreement between the patties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Executive and the Company (or any of its Related Entities) with respect to such subject matter, including, without limitation, any other employment agreement currently in effect between the Company and the Executive. The Company and the Executive hereby agree that any other employment agreement currently in effect between the Company and the Executive is hereby terminated immediately upon the execution and delivery of this Agreement. This Agreement may not be modified in any way unless by a written instrument signed by both the Company and the Executive.

14.            Notices. All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested or sent by confirmed facsimile transmission addressed as set forth herein. Notices personally delivered, sent by facsimile or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon receipt by the addressee, as evidenced by the return receipt thereof. Notice shall be sent (i) if to the Company, addressed to its headquarters, Attention: President, and (ii) if to the Executive, to her address as reflected on the payroll records of the Company, or to such other address as either party shall request by notice to the other in accordance with this provision.

15.            Benefits; Binding Effect. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where permitted and applicable, assigns, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

16.            Right to Consult with Counsel; No Drafting Party. The Executive acknowledges having read and considered all of the provisions of this Agreement carefully, and having had the opportunity to consult with counsel of her own choosing, and, given this, the Executive agrees that the obligations created hereby are not unreasonable. The Executive acknowledges that she has had an opportunity to negotiate any and all of these provisions and no rule of construction shall be used that would interpret any provision in favor of or against a patry on the basis of who drafted the Agreement.

17.            Severability. The invalidity of any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, provisions or provisions, section or sections or article or articles had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

18.            Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

19.            Damages; Attorneys’ Fees. Nothing contained herein shall be construed to prevent the Company or the Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or her breach of any term or provision of this Agreement. Each party shall bear its own costs and attorneys’ fees.

20.           Waiver of Jury Trial. The Executive hereby knowingly, voluntarily and intentionally waives any right that the Executive may have to a trial by jury in respect of any litigation based hereon, or arising out of, under or in connection with this Agreement and any agreement, document or instrument contemplated to be executed in connection herewith, or any course of conduct, course of dealing statements (whether verbal or written) or actions of any party hereto.

21.            No Set-off or Mitigation. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In the event of any termination of the Executive’s employment under this Agreement, she shall be under no obligation to seek other employment or otherwise in any way to mitigate the amount of any payment provided for hereunder.

22.             Defend Trade Secrets Act. Pursuant to 18 U.S.C. § 1833(b), Executive will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company or its affiliates that (a) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to Executive's attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive's attorney and use the trade secret information in the court proceeding, if Executive (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

23.             Section Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

24.            No Third Party Beneficiary. The Related Entities are intended third party beneficiaries of this Agreement. Otherwise, nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Company, the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

25.            Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument and agreement.

[Signatures on Following Page]

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first above written.

COMPANY:

LEAP THERAPEUTICS, INC.

By:	/s/ Douglas E. Onsi
Name:	Douglas E. Onsi
Title:	Chief Executive Officer

EXECUTIVE:

/s/ Cynthia Sirard
Name:Cynthia Sirard

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Exhibit A

General Release of Claims

1.            [_________] (“Executive”), for herself and her family, heirs, executors, administrators, legal representatives and their respective successors and assigns, in exchange for the consideration (other than the Accrued Obligations) received pursuant to Article 6 of the Employment Agreement (the “Severance Benefits”) to which this release is attached as Exhibit A (the “Employment Agreement”), does hereby release and forever discharge Leap Therapeutics, Inc. (the “Company”), its subsidiaries, affiliated companies, successors and assigns, and its current or former directors, officers, employees, stockholders or agents in such capacities (collectively with the Company, the “Released Parties”) from any and all actions, causes of action, suits, controversies, claims and demands whatsoever, whether known or unknown, from the beginning of time through the date upon which Executive signs this General Release of Claims, including, without limitation, claims under any applicable laws, in each case in connection with Executive's employment or termination thereof, whether for tort, breach of express or implied employment contract, wrongful discharge, intentional infliction of emotional distress, or defamation or injuries incurred on the job or incurred as a result of loss of employment. Without limiting the generality of the release provided above, Executive expressly waives any and all claims under Age Discrimination in Employment Act (“ADEA”) that she may have as of the date hereof. Executive further understands that, by signing this General Release of Claims, she is in fact waiving, releasing and forever giving up any claim under the ADEA as well as all other laws within the scope of this paragraph 1 that may have existed on or prior to the date hereof, including, but not limited to, [additional citations to be added prior to execution at the time of separation]. Notwithstanding anything in this paragraph 1 to the contrary, this General Release of Claims shall not apply to (i) any rights to receive any payments or benefits to which the Executive is entitled under the Employment Agreement or COBRA, (ii) any rights or claims that may arise as a result of events occurring after the date this General Release of Claims is executed, (iii) any indemnification and advancement rights Executive may have as a former employee, officer or director of the Company or its subsidiaries or affiliated companies (including any rights under any directors' and officers' indemnification agreement or under the Company’s charter or bylaws), (iv) any claims for benefits under any directors' and officers' liability policy maintained by the Company or its subsidiaries or affiliated companies in accordance with the terms of such policy, (v) rights to vested benefits under the Company’s 401(k) plan or other employee benefits plans, (vi) any rights as a holder of equity securities or debt securities/notes of the Company and (vii) any rights that Executive may have under any contracts or agreements with the Company or any of its subsidiaries or affiliated companies (other than the Employment Agreement) to the extent that such rights do not pertain to compensation or remuneration in connection with Executive’s employment with the Company or any of its subsidiaries or affiliated companies or the termination of such employment.

2.            Executive represents that she has not filed against the Released Parties any complaints, charges, or lawsuits arising out of her employment, or any other matter arising on or prior to the date of this General Release of Claims, and covenants and agrees that she will never individually or with any person file, or commence the filing of any lawsuits, complaints or proceedings with any governmental agency, or against the Released Parties with respect to any of the matters released by Executive pursuant to paragraph 1 hereof; provided, that nothing herein shall prevent Executive from filing a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”) or similar federal or state agency or Executive’s ability to participate in any investigation or proceeding conducted by such agency. Executive does agree, however, that she is waiving her right to recover any money in connection with such an investigation or charge filed by her or by any other individual, or a charge filed by the Equal Employment Opportunity Commission or any other federal, state or local agency.

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3.            Executive acknowledges that, in the absence of her execution of this General Release of Claims, the Severance Benefits would not otherwise be due to her.

4.            Executive acknowledges and agrees that she received adequate consideration in exchange for agreeing to the covenants contained in the Confidentiality Agreement and incorporated into the Employment Agreement by virtue of Section 7 of the Employment Agreement, that such covenants remain reasonable and necessary to protect the legitimate business interests of the Company and its affiliates and that she will continue to comply with those covenants.

5.            Executive hereby acknowledges that the Company has informed her that she has up to twenty-one (21) days to sign this General Release of Claims and she may knowingly and voluntarily waive that twenty-one (21)-day period by signing this General Release of Claims earlier. Executive is advised to consult with an attorney before signing this General Release of Claims. Executive also understands that she shall have seven (7) days following the date on which she signs this General Release of Claims within which to revoke it by providing a written notice of her revocation to the Company in the manner described in Section 14 of the Employment Agreement.

6.           Executive expressly acknowledges and agrees that Executive will not make any statements that are professionally or personally disparaging about, or adverse to, the Company or its business (including its officers, directors, employees and consultants) including, but not limited to, any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of the business of the Company, and that Executive shall not engage in any conduct which could reasonably be expected to harm professionally or personally the reputation of the Company (including its officers, directors, employees and consultants). Notwithstanding the foregoing, Executive shall not be (i) required to make any statement Executive believes to be false or inaccurate or (ii) restricted in connection with any litigation, arbitration or similar proceeding or with respect to Executive’s response to any legal process.

7.            Executive acknowledges and agrees that this General Release of Claims will be governed by and construed and enforced in accordance with the internal laws of the Commonwealth of Massachusetts applicable to contracts made and to be performed entirely within such state.

8.            Executive acknowledges that she has read this General Release of Claims, that she has been advised that she should consult with an attorney before she executes this general release of claims, and that she understands all of its terms and executes it voluntarily and with full knowledge of its significance and the consequences thereof.

9.            This General Release of Claims shall become irrevocable on the eighth day following Executive's execution of this General Release of Claims, unless previously revoked in accordance with paragraph 5, above.

Intending to be legally bound hereby, Executive has executed this General Release of Claims on ___________ ____, ______.

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EXECUTIVE:

Name:

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